Exhibit 99.1
Name and address of each other reporting person:

Crestview Capital Partners, LLC
c/o Crestview Capital Funds
95 Revere Drive, Suite A
Northbrook, Illinois  60062


Designated Filer:  Crestview Capital Master, LLC

Issuer & Ticker Symbol:  MPC Corporation (MPZ)

Date of Event Requiring Statement:  04/04/2007



Crestview Capital Partners, LLC



By:/s/ Daniel I. Warsh
   ---------------------------
Name: Daniel I. Warsh
Date: April 17, 2007